Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 23, 2026, by and between Guess?, Inc., a Delaware corporation (the “Company”), as issuer, and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of April 17, 2023 (the “Indenture”), providing for the issuance of the Company’s 3.75% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of August 20, 2025, among the Company, Authentic Brands Group LLC, a Delaware limited liability company (“Authentic”), Glow Holdco 1, Inc., a Delaware corporation and a wholly-owned subsidiary of Authentic (“Parent”), and Glow Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (as defined below) (the “Effective Time”), each share of Common Stock of the Company, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than certain shares of Common Stock as set forth in the Merger Agreement), will automatically be converted into the right to receive $16.75 in cash, without interest (the “Merger Consideration”);

WHEREAS, the merger of Merger Sub with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of Parent (the “Merger”), will be consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Merger constitutes a Business Combination Event, a Common Stock Change Event, a Fundamental Change and a Make-Whole Fundamental Change with respect to the Notes under the Indenture;

WHEREAS, Section 5.08(A) of the Indenture provides that, at or before the effective time of any Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F) of the Indenture, which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in Section 5.08 of the Indenture; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.07(A) of the Indenture in a manner consistent with Section 5.08 of the Indenture; and (z) contain such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of Section 5.08(A) of the Indenture;

WHEREAS, Section 8.01(F) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder to enter into supplemental indentures pursuant to, and in accordance with, Section 5.08 of the Indenture in connection with a Common Stock Change Event;

WHEREAS, Section 8.01(L) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder to, among other things, make any other change to the Indenture or the Notes that does not, individually or in the aggregate with all other related changes, adversely affect the rights of the Holders, as such, in any material respect;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 6.01(B), 8.06, 11.02 and 11.03 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendments and Supplements to the Indenture.

(a) Section 3.07 of the Indenture is hereby amended and restated as follows:

“Section 3.07. CORPORATE EXISTENCE. Subject to Article 6 and the Company’s ability to convert into a limited liability company under applicable law, which conversion shall become effective on or about January 30, 2026, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. On and after such conversion of the Company, if any, into a limited liability company under applicable law, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence.”

(b) Section 6.01(A)(i) of the Indenture is hereby amended and restated as follows:

“(i) the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation or limited liability company (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Business Combination Event, a supplemental indenture pursuant to Section 8.01(E)) all of the Company’s obligations under this Indenture and the Notes; and”

(c) In accordance with and subject to Section 5.08(A) of the Indenture, from and after the effective time of the Merger, (a) a Reference Property Unit under the Indenture will be comprised of the right to receive an amount in cash equal to $16.75 per share of the Company’s Common Stock; (b) the Conversion Consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 5 of the Indenture (or in any related definitions) were instead a reference to the same number of Reference Property Units; (c) each conversion of any Note with a Conversion Date that occurs on or after the effective date of the Merger (1) will be settled entirely in cash in an amount, per $1,000 principal amount of such Note being converted, equal to the product of (x) the Conversion Rate in effect on such Conversion Date (including, for the avoidance of doubt, any increase to such Conversion Rate pursuant to Section 5.07 of the Indenture, if applicable); and (y) $16.75; and (2) the Company will settle each such conversion no later than the second (2nd) Business Day after the relevant Conversion Date; (d) the Conversion Rate will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 5.05(A) of the Indenture in a manner consistent with Section 5.08 of the Indenture; (e) no Additional Shares are required to be added to the Conversion Rate as a result of the Make-Whole Fundamental Change and (f) the Daily VWAP and Last Reported Sale Price of a Reference Property Unit shall be $16.75.

3. Ratification of Indenture; Supplemental Indenture Part of Indenture; Trustee’s Rights. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Every reference in the Indenture to the Indenture shall hereby be deemed to mean the Indenture as supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The recitals and statements contained herein are made solely by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this Supplemental Indenture. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted to be taken by the Trustee hereunder. The Trustee is not charged with any knowledge of the Merger Agreement or of any of the terms thereof.

4. Notes. The Notes are hereby amended to the extent necessary to be consistent with the amendments to the Indenture effected by this Supplemental Indenture. The parties hereto hereby agree that the Company shall not be required under Section 8.05 of the Indenture to issue a new Global Note reflecting the terms amended in accordance with this Supplemental Indenture. The parties further agree that any Notes issued after the date of this Supplemental Indenture shall reflect the terms of the Indenture as amended by this Supplemental Indenture and any subsequent amendments or supplemental indentures.

5. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED BY THIS SUPPLEMENTAL INDENTURE OR THE NOTES.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

7. Effect of Headings. The section headings of this Supplemental Indenture have been inserted for the convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

8. Successors. All the agreements of the Company and Trustee contained in this Supplemental Indenture shall bind each of their successors and assigns whether so expressed or not.

9. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GUESS?, INC.

By:	/s/ Carlos Alberini
Name: Carlos Alberini
Title: Chief Executive Officer

Signature Page to Supplemental Indenture

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President

Signature Page to Supplemental Indenture